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                                                                     Exhibit 5.1

                                [Letterhead of]
                          CRAVATH, SWAINE & MOORE LLP
                               [New York Office]

                                                                January 13, 2004

                              BioVeris Corporation
                       Registration Statement On Form S-4
                     (Registration Statement No. 333-109196)

Ladies and Gentlemen:

            We have acted as special counsel for BioVeris Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of shares of its Common Stock, par value $0.001 per share (the "Shares"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), to which this opinion is being filed as an exhibit. The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of July 24, 2003 (the "Merger Agreement"), among Roche Holding Ltd, 66 Acquisition Corporation II, a wholly-owned subsidiary of Roche Holding Ltd that will merge with and into IGEN International, Inc., IGEN International, Inc. and the Company (as successor to IGEN Integrated Healthcare, LLC).

            As special counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company; (b) the By-Laws of the Company; (c) the Merger Agreement; (d) various corporate records and proceedings relating to the organization of the Company and the issuance by the Company of the Shares; (e) various resolutions of the Company relating to the organization of the Company and the issuance by the Company of the Shares; and (f) a specimen certificate representing the Shares.

            Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares have been duly and validly authorized, and when issued in the manner referred to in the Merger Agreement, will be validly issued, fully paid and nonassessable.

            We are admitted to practice law in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of

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New York, the General Corporation Law of the State of Delaware and the
Federal laws of the United States of America.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the proxy statement/prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/ Cravath, Swaine & Moore LLP

BioVeris Corporation
     16020 Industrial Drive
         Gaithersburg, MD 20877